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
       A special meeting of shareholders of the 59 Wall Street Money Market Fund was held on
November 16, 2001. The description of each proposal and number of shares are as follows:

1.  To modify the Fund's fundamental policy regarding borrowing and to authorize the Trust to act by any authorized means to approve a corresponding modification to the Portfolio's fundamental policy regarding borrowing (which approval by the Portfolio's investors, as a group must occur before the proposed change to the Fund's policy may be implemented).

		Shares Voted		% of Voted	% of Total

For		 1,511,483,122 		96.17%		96.17%
Against		 41,373,835 		2.63%		2.63%
Abstain		 18,920,558 		1.20%		1.20%

Total		 1,571,777,515 		100.00%		100.00%

2.  To eliminate the Fund's fundamental policy regarding investments in restricted securities and to authorize the Trust to act by any authorized means to approve the elimination of the Portfolio's fundamental investment policy regarding investments in restricted securities (which approval by the Portfolio's investors, as a group must occur before the Fund's policy may be eliminated).

		Shares Voted		% of Voted	% of Total

For		 1,509,351,577 		96.03%		96.03%
Against		 42,612,257 		2.71%		2.71%
Abstain		 19,813,681 		1.26%		1.26%

Total		 1,571,777,515 		100.00%		100.00%

3.  To eliminate the Fund's fundamental policy regarding investments in other investment companies and to authorize the trust to act by any authorized means to approve the elimination of the Portfolio's fundamental investment policy regarding investments in other investment companies (which approval by the Portfolio's investors, as a group must occur before the Fund's policy may be eliminated).


		Shares Voted		% of Voted	% of Total

For		 1,512,115,381 		96.20%		96.20%
Against		 40,555,573 		2.58%		2.58%
Abstain		 19,106,561 		1.22%		1.22%

Total		 1,571,777,515 		100.00%		100.00%

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